Exhibit 10.2

As approved on 9.13.22
SPRINKLR, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Sprinklr, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) for Board service.

An Eligible Director may decline all or a portion of their compensation by giving notice to the Company prior to the date on which quarterly cash payments are to be paid, or equity awards are to be granted, subject to compliance with applicable tax laws. This policy is effective as of June 15, 2022 (the “Effective Date”) and may be amended at any time by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation
The annual cash compensation amounts set forth below are payable to Eligible Directors in equal quarterly installments, based on the date of the Company’s annual stockholder meeting, payable in arrears and pro-rated based on the number of actual days served by the Eligible Director on the Board or applicable committee during such quarter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $35,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation Committee: $15,000
c.    Chair of the Nominating and Corporate Governance Committee: $10,000

3.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation
The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”). All equity awards granted under this Policy will be documented on the applicable form of equity award agreement most recently approved for use by the Board or the Compensation Committee for Eligible Directors.

1.    Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award (“RSU Award”) with a grant date value of $200,000 (the “Initial Grant”), calculated in accordance with Section 3 below. The Initial Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a
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Change in Control (as defined in the Plan) prior to termination of such Eligible Director’s Continuous Service.

2.    Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected to the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an RSU Award with a grant date value of $200,000 (or, in the case of the Lead Independent Director, $300,000) (the “Annual Grant”), calculated in accordance with Section 3 below. The Annual Grant will vest in full on the earlier of (x) the first anniversary of the date of grant or (y) the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date, and will vest in full upon a Change in Control prior to termination of such Eligible Director’s Continuous Service. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be prorated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

3.    Calculation of RSU Awards: The number of shares of Common Stock (as defined in the Plan) subject to each Initial Grant and each Annual Grant shall be determined based on the Fair Market Value (as defined in the Plan) per share on the grant date (i.e., the stated value of each RSU Award will be divided by the Fair Market Value per share on the grant date), rounded down to the nearest whole share.
Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan or any limitations contained in any successor plan.

Expenses
The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Election to Convert Annual Cash Compensation to Equity Compensation

1.Election to Receive Retainer Grant: Each Eligible Director may elect to forego receiving payment of all of such director’s compensation otherwise earned and payable in cash under “Annual Cash Compensation” above for an RSU Award (each, a “Retainer Grant”) if such election is timely made in accordance with the requirements of this Policy (such election, a “Retainer Grant Election”). If an Eligible Director timely makes a Retainer Grant Election, then on the date of each annual stockholder meeting of the Company held after the Effective Date, and without any further action by the Board or the Compensation Committee, such Eligible Director automatically will be granted an
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RSU Award, with the number of shares of Common Stock subject to the RSU Award equal to (a) the aggregate amount of annual cash compensation otherwise payable to such Eligible Director, divided by (b) the Fair Market Value per share on such date, rounded down to the nearest whole share. Each Retainer Grant will vest in full on the earlier of (x) the first anniversary of the date of grant or (y) the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date, and will vest in full upon a Change in Control prior to termination of such Eligible Director’s Continuous Service.

2.Election Mechanics: Each Retainer Grant Election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s General Counsel (or such other individual as the Company designates) for making a Retainer Grant Election. An Eligible Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Eligible Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect and automatically applicable to applicable cash compensation that would otherwise be earned and payable in cash under “Annual Cash Compensation” above unless and until the Eligible Director timely revokes such election in accordance with this Policy. An Eligible Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under “Annual Cash Compensation” above.

3.Revocation Mechanics: The revocation of any previously submitted Retainer Grant Election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s General Counsel (or such other individual as the Company designates) for making such revocation election. An Eligible Director may only revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Eligible Director is not aware of any material non-public information. Following such revocation, no Retainer Grant Election will be in effect for such Eligible Director unless and until the Eligible Director timely submits a new Retainer Grant Election in accordance with the election procedures specified above. Any revocation of any previously submitted Retainer Grant Election will only apply to such annual cash compensation not previously issued in the form of an RSU Award under “Election to Receive Retainer Grant” above.
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